Exhibit 99.1

Contact:	David Benck
Senior Vice President and General Counsel
(205) 942-4292

HIBBETT ANNOUNCES APPOINTMENT OF LINDA HUBBARD
TO ITS BOARD OF DIRECTORS

BIRMINGHAM, AL (May 26, 2021)—Hibbett Sports, Inc. (Nasdaq/GS: HIBB), an athletic-inspired fashion retailer, announced the appointment of Ms. Linda Hubbard to the Company’s Board of Directors, effective immediately at the commencement of today’s Annual Meeting of Stockholders. Following the retirement of Jane Aggers, the appointment maintains the size of the Board at 10. Ms. Hubbard will serve on the Audit Committee and will be a Class II Director whose tenure expires at the 2022 Annual Stockholders Meeting.

Ms. Hubbard is the President and Chief Operating Officer of Carhartt, Inc., an apparel manufacturer, wholesaler and retailer which manufactures Carhartt-branded products that are sourced and sold globally. She was promoted to her current role in 2013, developing and executing corporate strategy with oversight over all areas of Carhartt’s business. Ms. Hubbard also serves as Secretary/Treasurer and Director on Carhartt’s Board of Directors. She joined Carhartt in 2002 and has also served as the Company’s Chief Financial Officer. Prior to joining Carhartt, Ms. Hubbard was an audit partner at Plante Moran, one of the nation’s largest certified public accounting and business advisory firms, where she provided audit assurance, tax and consulting services to clients primarily in manufacturing, real estate, construction and distribution. In addition, Ms. Hubbard has served on the Board of Directors of the Federal Reserve Bank of Chicago/Detroit Branch in Detroit, Michigan since 2017 and her term expires in 2022. In her role as Director, she provides the Bank’s leadership and economists with relevant impact analysis of economic events, which has been especially critical during the current economic and health crisis.

Ms. Hubbard received her undergraduate degree from Michigan State University in 1982 and is a Certified Public Accountant and Chartered Global Management Accountant. She qualifies as an “audit committee financial expert” within the meaning of applicable regulations of the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002.

Anthony F. Crudele, Chairman of the Board, stated, “We are pleased to welcome Linda to the Hibbett Board of Directors and we will benefit from the broad skill set she brings to our Board. Linda has partnered with many retailers and brings the vendor’s perspective to our retail experience, as well as strong sourcing and logistics disciplines. Linda’s work on the Board of the Federal Reserve Bank brings a different business and geographic perspective and we look forward to her contribution to the Board.”

Mr. Crudele continued, “I would also like to thank Jane Aggers for her invaluable service and leadership on the Board, having served almost 11 years, with four years as Chair of our Audit Committee and four years as Chair of our Compensation Committee. We wish her the very best in her retirement.”

On her appointment, Ms. Hubbard commented, “I look forward to joining the Hibbett Team; a growth retailer that has done a great job navigating through the pandemic. I am very familiar with many of their markets and Hibbett has built a strong athleisure assortment and demonstrated great apparel instincts. Their growth in ecommerce has been outstanding. I believe that my skill set is complimentary to the Company’s needs and I look forward to contributing to Hibbett’s growth and success.”

About Hibbett Sports

Hibbett, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with 1,071 Hibbett Sports and City Gear specialty stores located in 35 states nationwide. Hibbett has a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Jordan and adidas. Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.hibbett.com. Follow us @hibbettsports and @citygear on Facebook, Instagram, and Twitter.

End of Exhibit 99.1